AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-113343, relating to the plan of reorganization on behalf of the AST DeAM Large-Cap Growth Portfolio and the AST Goldman Sachs Concentrated Growth
Portfolio, of the American Skandia Trust on Form N-14 of our report dated February 14, 2003, appearing in the Annual
Report of American Skandia Trust for the year ended December 31, 2002, and to the references to us under the headings
"Financial Highlights" and "Independent Accountants" in the Prospectus and "Financial Statements" in the Statement of
Additional Information, both of which are a part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
April 6, 2004